ActiveCore Completes Acquisition of Cratos Technology Solutions Inc.

         Acquisition is projected to add $7.5 million in revenue in 2005

TORONTO, March 16, 2005 - ActiveCore Technologies Inc. (OTC BB: ATVE) announced today that it has finalized its acquisition of Cratos Technology Solutions Inc. Cratos is a software solutions company specializing in international banking and transaction processing software sales and integration. ActiveCore will pay approximately CAD$2.7 million in cash and ActiveCore stock to complete the acquisition.

ActiveCore President & CEO, Mr. Peter Hamilton stated, "The acquisition of Cratos is a major milestone for ActiveCore. This acquisition completes the first of two major acquisitions for 2005 and will be instrumental in adding critical mass to our data integration operations in North America and will further solidify our market position within the European market. The combination of our current United Kingdom operation under the Twincentric banner with Cratos' operations will give ActiveCore a solid blue-chip customer base establishing long-term relationships and recurring revenues."

Under the terms of the Cratos Agreement, ActiveCore will issue approximately 8.9 million shares at USD$0.223 (the 20 day average closing price) and pay CDN$200,000 for 100% of the shares and the intellectual property of Cratos. A significant portion of the issued shares will be subject to a contractual lock-up that will release the issued shares over a 24-month period. Under the terms of the Cratos Agreement, the issued share portion of the purchase price may be adjusted based on Cratos' net income achievement during the next 24-month period.

Since its inception five years ago, Cratos has recorded average annual sales revenues of approximately CAD$5,000,000 with an average EBITDA of approximately $500,000. Cratos currently projects 2005 sales revenues to be approximately $7,500,000 with an EBITDA of $800,000.

Andrew Wickett, CEO of Cratos said, "We are very excited about officially joining the ActiveCore team and believe that this synergistic relationship will allow Cratos to offer its clients a whole new array of products and services, resulting in increased sales. This new relationship will undoubtedly help to expedite the growth of both organizations."

Following the issuance of shares for CRATOS there will be approximately 58,900,000 common shares of ActiveCore outstanding with approximately 20,000,000 in the public float. Employees, management and other affiliates hold approximately 65% of the outstanding shares.

Mr. Hamilton further commented, "I would like to reiterate for the record that we anticipate fiscal 2005 to be an extraordinary year for growth and sales. It is projected that ActiveCore will generate between $18-$20 million in revenues and will enjoy profit after income tax of approximately $3.5-$4 million for an estimated earnings per share of 6 to 7 cents a share, based on the projected average number of outstanding common shares for 2005."
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This press  release is  available  on the  company's  official  online  investor relations site for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com and view the "ActiveCore" IR Hub. Alternatively, investors can e-mail AGORA Investor Relations directly at ATVE@Agoracom.com.

About Cratos Technology Solutions Inc. (http://www.CRATOS.ca) - Cratos, established in 1997, is a private company headquartered in Oakville, Ontario, a suburb of Toronto. CRATOS is a software solutions company specializing in international banking and financial transaction processing. The majority of CRATOS clients consist of banks and financial institutions who use the processing software for services such as Visa(r), MasterCard(r), Eurocard(r), Smart cards, debit cards, other credit cards, store cards, private label cards and loyalty based products. Revenues are primarily generated from large financial institutions throughout North America, Europe and Australia. Projects undertaken by CRATOS usually extend from a few months to over one year in duration.

About ActiveCore Technologies Inc. (http://www.activecore.com) - ActiveCore Technologies Inc. formerly IVP Technology Corporation, operates a group of subsidiaries and divisions in the US, UK and Canada that offer a Smart Enterprise Suite of products and services. We integrate, enable, and extend functions performed by current and legacy IT systems and facilitate mass corporate messaging through our ActiveCast product set. Our products encompass web portals, enterprise middleware, mobile data access, data management and system migration applications. ActiveCore operates under the trade names of MDI Solutions, C Comm Communications Inc. and Twincentric Limited. ActiveCore services clients in healthcare, financial services, government and manufacturing worldwide.

Statements contained in this news release regarding ActiveCore Technologies Inc. formerly IVP Technology and planned events are forward-looking statements, subject to uncertainties and risks, many of which are beyond ActiveCore's control, including, but not limited to, reliance on key markets, suppliers, and products, currency fluctuations, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in ActiveCore's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 4, 2005. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above.


Contact:
AGORA Investor Relations
ATVE@agoracom.com http://www.agoracom.com
(Select "ActiveCore" Forum)